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                                                            EXHIBIT 99.3

                                 PRESS RELEASE

FOR FURTHER INFORMATION:

AT THE COMPANY:
David W. Mulligan
President and Chief Operating Officer
(312) 644-1800

FOR IMMEDIATE RELEASE

FIRST COMMONWEALTH ACQUIRES WISCONSIN DENTAL ADMINISTRATOR

Chicago, July 19, 1996 - First Commonwealth, Inc. (Nasdaq Stock Market: FCWI), a leading managed dental benefits company, announced today it has acquired privately held Smileage Dental Services (SDS), a Wisconsin-based dental HMO administrator, which currently services approximately 50,000 enrollees. The transaction was completed through a tax-free exchange of 231,399 shares of First Commonwealth common stock and common stock equivalents and was completed and became effective yesterday.

     "The acquisition of SDS establishes First Commonwealth as the second largest provider of managed dental care services in the State of Wisconsin, a state where managed dental care enrollment is below the national average," said Christopher C. Multhauf, First Commonwealth Chairman and Chief Executive Officer. "This transaction is in keeping with our well-defined strategy of expanding our presence into contiguous markets in the upper Midwest. We plan to quickly expand our Wisconsin provider network and aggressively market our products to employers in Wisconsin through the insurance agent community there," Multhauf added.

     "We are particularly excited about the potential business synergies with the Smileage organization. They have been quite innovative in delivering managed dental care benefit plans, primarily through a staff model delivery system. Their expertise, we believe, will help us grow our presence in all our markets. We will maintain a local service and marketing office in Wisconsin to build upon existing local relationships," Multhauf concluded.

     SDS, based in the Milwaukee metropolitan area, provides managed dental HMO services to many of Wisconsin's largest governmental and private sector employees. SDS former owners include participating dentists at Smileage Dental Care, a staff model dental provider that renders care to most of the 50,000 dental HMO enrollees. Smileage Dental Care has entered into a long-term contract with First Commonwealth to continue to provide services to its members, making the transition nearly invisible to enrollees.

     "We are delighted to enter into this partnership with First Commonwealth to provide services to existing members and the new members we expect to service through First Commonwealth's marketing expertise," stated Dr. David Erickson, Chief Professional Officer of Smileage Dental Care. By placing administration of the dental HMO plan in the capable hands of First Commonwealth, we as dental care providers can focus our energies on doing what we do best, which is deliver quality dental care to members and patients. We are pleased that we will be associated with First Commonwealth in the future, both as dental care professionals and, in many cases, as shareholders."

     First Commonwealth, Inc. is a regionally focused managed dental benefits company with operations in Illinois, Indiana and, with this acquisition, Wisconsin. The company markets a broad range of innovative dental benefit products designed to meet the needs of a wide range of employers. First Commonwealth, Inc. shares trade on the Nasdaq National Market under the symbol FCWI.